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                       February 15, 2024

       Eric Bjornholt
       Senior Vice President and Chief Financial Officer
       MICROCHIP TECHNOLOGY INCORPORATED
       2355 W. Chandler Blvd
       Chandler, AZ 85224

                                                        Re: MICROCHIP
TECHNOLOGY INCORPORATED
                                                            Form 10-K for the
fiscal year ended March 31, 2023
                                                            Filed May 25, 2023
                                                            Form 8-K furnished
February 1, 2024
                                                            File No. 000-21184

       Dear Eric Bjornholt:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Manufacturing